Exhibit 10.39

RETIREMENT AGREEMENT BETWEEN

JOHNSONDIVERSEY, INC. AND JOANNE BRANDES

Date:	January 5, 2007

From:	Curt Johnson	PERSONAL & CONFIDENTIAL

To:	JoAnne Brandes

The following sets forth our mutual agreement (“Agreement”) regarding your separation from the Company:

1. Salary Continuation. Your last day of work will be January 31, 2007 (“Termination Date”). The Company will pay you an amount equal to one times the sum of your annual base salary ($460,000) and performance bonus objective (“PBO”) at your 2006 target rate ($299,000) as salary continuation for 12 months following the Termination Date. Payments of this salary continuation amount of $759,000 will be paid in equal installments at the times and in the manner consistent with Company payroll practices for executive employees. Payments will have all federal, state and local taxes deducted, as applicable.

2. Health Benefits. The medical, dental and vision coverage you elected under the JohnsonDiversey Choice Benefits Program will cease on your Termination Date. At your option, you may continue your coverage for a period of 18 months under COBRA. Please contact the JDI Service Center at (866) 391-0760 for more detailed information. At the end of the 18-month period, you will be eligible for retiree medical benefits as provided under our plan as in effect from time to time. Your retiree medical premiums will be based on your age as of your Termination Date. The Company will pay you a cash lump sum payment of $30,500 within 30 days following your Termination Date to cover the sum of the present value of the estimated difference in retiree medical premiums that you will be required to pay based on your age as of your Termination Date and those that you would have paid had you been age 55 at your Termination Date and the estimated tax consequences of the payment.

3. COBRA Assistance. If you elect COBRA, the Company will subsidize the medical, vision and dental rates for the 18 months’ coverage period so that for the same coverage you will pay the same amount of contribution as if you were an active employee.

4. Retiree Medical Savings Account (RMSA). You will retain any RMSA Employee and Company Accounts to be used for payment of healthcare expenses.

5. Life Insurance. You will receive Company-paid retiree life insurance of $15,000 and you will have the option of purchasing additional retiree life as provided under our plan as in effect from time to time. For options regarding retiree life insurance and on converting any additional life insurance coverage, please contact the JDI Service Center.

6. Choice Benefits. As with the health benefits, the coverage you elected will cease on your Termination Date.

7. Service Recognition Award. In recognition of your career with the Company, the Company will pay you $1,130,000 in cash, one-half to be paid on the first anniversary of the Termination Date and one-half on the second anniversary of the Termination Date.

8. Supplemental Executive Retirement Plan. As of the first day of the month following your Termination Date, you will be paid under the JohnsonDiversey, Inc. Supplemental Executive Retirement Plan a cash lump sum payment equal to the actuarial equivalent value of a $50,000 annual retirement benefit commencing at attainment of age 55 on a single-life basis.

9. 2006 PBO. You will receive a 2006 PBO payment based on actual performance. This payment will be made on or before March 31, 2007 at the time the Company pays such bonuses to other participants.

10. 2006-08 Cash LTIP. You will receive a prorated Cash LTIP payment for the 2006-08 performance cycle based on actual performance, with your prorated entitlement to be one-third of the otherwise earned benefit. This payment will be made after the end of the 2006-08 performance cycle and on or before March 31, 2009 at the time the Company pays awards for the 2006-08 performance cycle to other participants.

11. 2006 Transition Performance Award. You will receive a 2006 transition performance award payment based on actual performance. The final payment of such award will be made during June 2007 at the time the Company makes final payments of such awards to other participants.

12. 2006 Profit Hunt Incentive Award. You will receive a 2006 profit hunt incentive award based on actual performance. This payment will be made on or before March 31, 2007 at the time the Company pays such bonuses to other participants.

13. JohnsonDiversey Retirement Plan/Non-qualified Retirement Plan. Your vested benefits under these plans at your Termination Date will be available to you pursuant to their terms. You will receive more detailed information.

14. 401(k) Plan. You will continue to participate in the 401(k) Plan based on your base salary up to your Termination Date. Your Plan account will be based on the date of distribution of your account to you. To access your 401(k) account, please call Fidelity at (800) 890-4015.

15. Outplacement Assistance. For one year following your Termination Date, the Company will provide the services of the outplacement firm of Right Management to assist you in your effort to secure other employment.

16. Separation Pay. You will be entitled following your Termination Date to 14 weeks’ of your base salary (the annual rate of which is $460,000) as provided under the Company’s formal separation pay policy.

17. Flexible Spending Account. You will be entitled on July 1, 2007 to a payment of up to $10,000 for reimbursement of retirement/financial planning service expenses incurred after January 1, 2007 and prior to July 1, 2007.

18. All Other Benefits. All other benefits not specifically mentioned above cease as of your Termination Date, and you will not be entitled to any awards under our annual or long-term bonus or incentive plans (including PBO, cash/equity LTIP, and profit hunt incentive awards) for 2007 or later years. Your 2001 special restricted stock grant with a grant date of December 10, 2001 (including the added cash benefit under a SERP providing for a payment thereunder equal to the difference between the value of the restricted stock at the time of vesting and the value if the shares were valued at $139.25 per share) will be forfeited on your Termination Date in accordance with its terms. You will be paid for unused 2006 vacation days plus 1/12th of your 2007 vacation in accordance with Company policy and the requirements of Wisconsin law.

19. Corporate Credit Card. You agree to file all expense reports on your Mastercard Corporate Credit Card on or before your Termination Date. If any amount remains outstanding, you agree that the Company will withhold said amount from any monies due you under this Agreement.

20. Return of Company Property. As soon as reasonably practicable but in no event later than your Termination Date, you shall return all Company-owned property in your possession, including but not limited to all keys to buildings or property, credit cards, files, equipment, software and computers, documents and papers (including but not limited to reports, Rolodexes, sales data, product lists, business plans, financial information, corporate governance materials, notebook entries, and files), telephone cards, cellular telephone(s), all Confidential Information, as defined herein, and all other Company property in accordance with Company guidelines.

21. Release. In consideration of the Company’s provision for the severance payments provided above, you agree, on behalf of yourself, your spouse or any former spouse, dependents, heirs, attorneys, successors and assigns, to release, hold harmless and forever discharge JOHNSONDIVERSEY, INC., as well as its parent companies, subsidiaries, affiliates, successors, predecessors, employees, agents, directors and officers, past and present, stockholders and estates in their individual and business capacities, jointly and severally, (collectively referenced herein as “the Released Parties”), from any and all claims, damages, fees, costs or other equitable, legal, statutory or common law relief for any causes of action, obligations, contracts, torts, claims, costs, penalties, fines, liabilities, attorneys’ fees, demands or suits, of whatever kind or character, known or unknown, fixed or contingent, liquidated or unliquidated, whether asserted or unasserted, arising out of or related to your prior employment with the Company, your termination from employment with the Company, any employment agreements, policies or practices governing terms of your employment, and any acts or omissions by the Company or any of the Company’s current and former officers, directors, shareholders, principals, attorneys, agents, employees, affiliates, parent companies, subsidiaries, successors and assigns, at any time up through the Effective Date of this Agreement. This Agreement shall specifically apply to, but shall not be limited to, claims for violation of civil rights, including violations of Title VII of the Civil Rights Act of 1964, the Equal Pay Act, the Americans With Disabilities Act, the Age

Discrimination in Employment Act or any other state or federal statute (or constitution), including but not limited to any claim based upon race, sex, national origin, ancestry, religion, age, mental or physical disability, marital status, sexual orientation or denial of Family and Medical Leave; claims arising under the Employee Retirement Income Security Act (“ERISA”), or pertaining to ERISA-regulated benefits; claims arising under the Fair Labor Standards Act, including any claims for wages, vacation pay, severance pay, bonus compensation, commissions, deferred compensation, other remuneration of any kind or character; claims for violations of any federal, state or local laws governing employment or labor relations; claims for any obligations, agreements, express or implied contracts; claims for defamation, invasion of privacy, assault and battery, intentional or negligent infliction of emotional distress, negligence, gross negligence, estoppel, conspiracy or misrepresentation; express or implied duties of good faith and fair dealing; wrongful discharge, violations of public policy; and/or torts for any and all alleged acts, omissions or events up through the Effective Date of this Agreement.

22. Older Worker Benefit Protection Act. This Agreement is intended to comply with the terms of the Older Workers’ Benefit Protection Act. Accordingly, you acknowledge that you have been advised of the following rights:

a. You understand that state and federal laws, including the AGE DISCRIMINATION IN EMPLOYMENT ACT, prohibit employment discrimination based upon age, sex, martial status, race, color, national origin, ethnicity, religion, sexual orientation, veteran’s status and disability. You further acknowledge and agree that, by signing this Agreement, you agree to waive any and all such claims, and release the Company as well as the other Released Parties from any and all such claims.

b. You acknowledge that you have been advised in writing to consult with an attorney and have been provided with a reasonable opportunity to consult with an attorney prior to signing this Agreement, which contains a general release and waiver of claims.

c. You acknowledge that the consideration required to be paid pursuant to the terms of this Agreement includes certain payments to which you otherwise would not be entitled, and that you are being paid these additional payments in consideration for signing this Agreement.

d. You acknowledge that you have been provided with a minimum of TWENTY-ONE (21) DAYS after receiving this Agreement, up to and including January 26, 2007 to consider whether to sign this Agreement.

e. You have been informed that, in the event that you sign this Agreement, you have another SEVEN (7) DAYS to revoke it. To revoke, you agree to deliver a written notice of revocation to Edward F. Lonergan, President and Chief Executive Officer, (with a cc to Todd Blazei, Vice President, Total Rewards), JohnsonDiversey, Inc., 8310 16th Street, P.O. Box 902, Sturtevant, WI 53177-0902, prior to 5 PM on the seventh day after signing. THIS AGREEMENT DOES NOT BECOME EFFECTIVE UNTIL EXPIRATION OF THIS SEVEN DAY PERIOD.

f. The consideration required to be paid under this Agreement will not be paid until the aforesaid rescission period has expired without you exercising your right of rescission and all terms of this Agreement are fulfilled.

23. Confidential Information. You agree to keep strictly confidential, and will not disclose to any third party in any manner, directly or indirectly, any Confidential Information. You agree that all such information shall be held in strictest confidence and not published or otherwise disclosed in any manner or to any degree. You further agree that you will not, for your own behalf or on behalf of any other person or entity, use any Confidential Information for the purpose of engaging in any business activity similar to that in which you engaged during your employment with the Company.

a. For purposes of this Agreement, “Confidential Information” shall mean all information, whatever its nature and form and whether obtained orally, by observation, from written materials, or otherwise obtained by you during or as a result of your employment with the Company or in connection with your affiliation with any entity which has been acquired by or merged into the Company, and relating to any research, technical, manufacturing, business or commercial activities or plans of the Company, whether made or conceived by you or otherwise, or any information regarding any business, and/or personal affairs of any present or former directors, officers, stockholders and/or employees of the Company or any affiliate or subsidiary companies of the Company to which you have been privy during the time that you were an employee of this Company, except such information as is generally available to the public. By way of illustration, but without limitation, “Confidential Information” includes formulas, systems, methods, programs, processes, compilations of technical and non-technical information, inventions, discoveries and improvements, designs, drawings, blueprints, software, product ideas, concepts, prototypes, features, techniques, procedures, and all ideas related to actual or anticipated business or research and development of the Company, whether patented or patentable, and business and customer information including but not limited to product announcement dates, marketing objectives and strategies, financial projections, planned product or services offerings, advertising and promotional materials, forms, patterns, lists of past, present or prospective licenses, licensees, clients and customers, and their addresses, needs, personnel, characteristics, and the like, and data prepared for, stored in, processed by or obtained from an automated information system belonging to or in the possession of the Company.

b. If you are required by order of a court or other governmental authority to disclose any Confidential Information, you agree to promptly notify the Company in advance of any disclosure so that the Company may attempt to obtain an appropriate protective order.

c. As a material term of this Agreement, you agree to comply in all respects with the terms of the Agreement to Respect Proprietary Rights and Non-Compete (the “Non-Compete”) that you signed. You acknowledge and agree that the Non-Compete remains in full force and effect notwithstanding the termination of your employment with the Company. The terms of the Non-Compete are hereby incorporated by reference. You reaffirm the terms of the Non-Compete and agree that (a) by executing this

Agreement you are agreeing to all of the terms of the Non-Compete as if you signed that document anew, and (b) the payments you are receiving and/or are to receive under this Agreement is consideration for the obligations you have under the Non-Compete.

24. Non-Solicitation. For a period of three (3) years after your termination, you shall not in any manner, directly or indirectly, induce or attempt to induce any employee of the Company to quit or abandon his or her employment with the Company, or any parent company, subsidiary or affiliate.

25. Confidentiality. The Parties agree that neither party, nor anyone acting in on her/its behalf shall initiate or cause to be initiated any publicity or any oral or written communication whatsoever concerning the terms of this Agreement and, with the exceptions stated herein below, shall forever hold confidential and not make public to anyone, in particular, current and past employees of the Company, whether by oral or written communications or otherwise, said terms, except only: (a) as may be required by the Company to comply with securities laws and regulations; (b) to the extent as may be absolutely necessary to accomplish financial planning, tax planning and the filing of income tax returns; (c) to the extent as may be absolutely necessary to enforce the terms of this Agreement; (d) to the extent as may be compelled by court order; or (e) to spouses or immediate family members. Any breach of this section shall be considered a material breach of the Agreement.

26. Non-Disparagement. You agree that you will not make any disparaging or derogatory remarks or statements about the Company, or the Company’s current and former officers, directors, shareholders, principals, attorneys, agents or employees, or your prior employment with the Company. The Company agrees that it will not make any disparaging or derogatory remarks or statements about you or your prior employment with the Company. In the event a prospective employer contacts the Company by any means to verify your prior employment, the only information that the Company, and its agents or employees will provide will be your hire date, date of resignation and last position held.

27. Breach of Agreement. The Company shall have the right to terminate any and all payments to be made to you under this Agreement in the event of your breach of any of your obligations under this Agreement or under the Non-Compete.

28. Miscellaneous.

a. In the event that the Company is involved in any investigation, litigation, arbitration or administrative proceeding subsequent to the Termination Date, you agree that, upon request, you will provide reasonable cooperation to the Company and its attorneys in the prosecution or defense of any investigation, litigation, arbitration or administrative proceeding, including participation in interviews with the Company’s attorneys, appearing for depositions, testifying in administrative, judicial or arbitration proceedings, or any other reasonable participation necessary for the prosecution or defense of any such investigation, litigation, arbitration or administrative proceeding. The Company agrees to reimburse you for your reasonable expenses in participating in the prosecution or defense of any investigation, litigation, arbitration or administrative proceeding, provided that you submit acceptable documentation of all such expenses.

b. This Agreement is made in the State of Wisconsin, and shall in all respects be interpreted, enforced and governed under the laws of the State of Wisconsin (exclusive of any rules pertaining to choice of law), or by Federal law where applicable.

c. The provisions of this Agreement may not be modified by any subsequent agreement unless the modifying agreement is: (i) in writing; (ii) specifically references this Agreement; (iii) is signed by you; and (iv) is signed and approved by an authorized officer of the Company.

d. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof; the Parties have executed this Agreement based upon the terms set forth herein; the Parties have not relied on any prior agreement or representation, whether oral or written, which is not set forth in this Agreement; no prior agreement, whether oral or written, shall have any effect on the terms and provisions of this Agreement; and all prior agreements, whether oral or written, are expressly superseded and/or revoked by this Agreement unless otherwise provided herein.

e. Each provision of this Agreement shall be enforceable independently of every other provision. Furthermore, in the event that any provision is deemed to be unenforceable for any reason, the remaining provisions shall remain effective, binding and enforceable. The Parties further acknowledge and agree that the failure of any party to enforce any provision of this Agreement shall not constitute a waiver of that provision, or of any other provision of this Agreement.

f. The Effective Date of this Agreement shall be seven (7) calendar days after the date that you sign this Agreement. The date that representatives of the Company sign this Agreement shall not affect the Effective Date for any purpose under this Agreement.

g. You agree and understand that this Agreement sets forth and contains all of the obligations the Company has to you and that you are not entitled to any other compensation of any kind or description.

h. We advise you to consult an attorney prior to signing this Agreement, especially in relation to the release stated above. However, each party will bear their own attorney’s fees and costs in connection with drafting and negotiation of this Agreement.

i. This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

j. The Company may withhold from any amounts payable under this Agreement all federal, state and local taxes as the Company is required to withhold pursuant to any law or government regulation or ruling.

29. Resignation From Positions. Effective as of the Termination Date, you hereby resign from all your positions with the Company, its subsidiaries and its affiliates, including as an employee, officer, director, or member of any committee or board thereof, which you currently hold or in which you currently serve. From and after the Termination Date, you shall no longer be an employee, officer or director of the Company or any of its subsidiaries or affiliates.

If you are in agreement with all of the terms stated in this Agreement, please sign both copies where provided below and return one copy to me.

/s/ Curt Johnson
Curt Johnson

Accepted and agreed to this 25th day of

January, 2007

/s/ JoAnne Brandes
JoAnne Brandes